File No. 70-8779

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ---------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 11
                                       TO
                                    FORM U-1
                      ----------------------------------

                           APPLICATION OR DECLARATION

                                    under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                    1 Riverside Plaza, Columbus, Ohio 43215

                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215

                            APPALACHIAN POWER COMPANY
                   40 Franklin Road, Roanoke, Virginia 24022

                         COLUMBUS SOUTHERN POWER COMPANY
                 215 North Front Street, Columbus, Ohio  43215

                         INDIANA MICHIGAN POWER COMPANY
                 One Summit Square, Fort Wayne, Indiana  46801

                             KENTUCKY POWER COMPANY
                 1701 Central Avenue, Ashland, Kentucky  41101

                             KINGSPORT POWER COMPANY
                 422 Broad Street, Kingsport, Tennessee  37660

                               OHIO POWER COMPANY
                339 Cleveland Avenue, S.W., Canton, Ohio  44702

                             WHEELING POWER COMPANY
               51 - 16th Street,  Wheeling, West Virginia 26003 (Name of company or companies filing this statement
                 and addresses of principal executive offices)

                                     * * *
                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                     * * *
                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215 (Name and address of agent for service)

      American Electric Power Company, Inc. ("American"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), and American Electric Power Service Corporation, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company (sometimes collectively referred to herein as "Applicants") hereby amend their Application or Declaration on Form U-1 in File No. 70-8779 as follows:
      1.    By adding the following paragraphs to the end of Item 1C:
            "By orders dated September 13, 1996 (HCAR No. 26572), September 27, 1996 (HCAR No. 26583), May 2, 1997 (HCAR No. 26713) (the 'May Order'),
      November  30,  1998 (HCAR No.  26947) and April 7, 1999 (HCAR No.  26998),
      American was authorized to form direct or indirect nonutility subsidiaries to broker and market electric power, natural and manufactured gas, emission allowances, coal, oil, refined petroleum products and natural gas liquids. In addition, American has authority to guarantee through December 31, 2002 up to $200 million of debt and up to $200 million of other obligations of such subsidiaries (collectively, the 'Guarantee Authority') The Guarantee Authority was expanded to permit American to guarantee the debt and other obligations of any subsidiary acquired or established under Rule 58.
            American now requests to increase such authorization to (i) guarantee debt of such subsidiaries to third parties in an amount not to exceed $400,000,000 through June 30, 2004 and (ii) guarantee other obligations of such subsidiaries to third parties in an amount not to exceed $400,000,000 through June 30, 2004. Guaranties may take the form of an agreement by American to guarantee, undertake reimbursement obligations, assume liabilities or other obligations with respect to, or act as surety on, bonds, letters of credit, equity commitments, performance and other obligations. The authority sought herein is necessary because American is active in the development and expansion of its energy-related non-utility businesses. At the current time, American is investigating various opportunities. All other terms relating to American's authority to guarantee such subsidiaries' debt and other obligations, as set forth in the Orders, remain unchanged. As of June 30, 1999, American's investment limitation under Rule 58 was $1,975,329,000."
      2. By amending and restating Item 1D as follows:
            "Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and
      (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
            Rule 53(a)(1). As of June 30, 1999, American, through its subsidiary, AEP Resources, Inc. had aggregate investment in FUCOs of $826,236,000. This investment represents approximately 48.5% of $1,705,250,000, the average of the consolidated retained earnings of American reported on Forms 10-Q and 10-K for the four consecutive quarters ended June 30, 1999.
            Rule 53(a)(2). Each FUCO in which American invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
            Rule 53(a)(3). No more than 2% of the employees of the Operating Companies of American will, at any one time, directly or indirectly, render services to any FUCO.
            Rule 53(a)(4). American has submitted and will submit a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's Utility Subsidiaries.
            Rule 53(b). (i) Neither American nor any subsidiary of American is the subject of any pending bankruptcy or similar proceeding; (ii) American's average consolidated retained earnings for the four most recent quarterly periods ($1,705,250,000) represented an increase of approximately $84,051,000 (or 5%) in the average consolidated retained earnings from the previous four quarterly periods ($1,621,199,000); and
      (iii) for the fiscal year ended December 31, 1998, American did not report operating losses attributable to American's direct or indirect investments in EWGs and FUCOs.
            American was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. In connection with its consideration of American's application for the 100% Order, the Commission reviewed
      American's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to American involved with investments in EWGs and FUCOs, the Commission determined that permitting American to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of American, nor would it have an adverse impact on any of the utility subsidiaries or their customers, or on the ability of state commissions to protect the utility subsidiaries or their customers. Since similar considerations are involved hereunder with respect to Rule 54, Applicants should not be required to make subsequent Rule 54 filings once American's aggregate investment in EWGs and FUCOs exceeds 50% of its consolidated retained earnings." 3. By adding the following statement to the end of ITEM 2.
 FEES, COMMISSIONS AND EXPENSES:
            "No additional expenses are expected to be incurred in connection with this Post-Effective Amendment No. 11."

                                    SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.
                      AMERICAN ELECTRIC POWER COMPANY, INC.
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                            APPALACHIAN POWER COMPANY
                         COLUMBUS SOUTHERN POWER COMPANY
                         INDIANA MICHIGAN POWER COMPANY
                  KENTUCKY POWER COMPANY
                  KINGSPORT POWER COMPANY
                  OHIO POWER COMPANY
                  WHEELING POWER COMPANY


                  By    /s/ A. A. Pena
                                    Treasurer

Dated: October 14, 1999